CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder S&P 500 Stock Fund (one of the series comprising Scudder Investors Trust) in the Core/Index Funds Prospectus and "Independent Auditors and Reports to Shareholders" and "Financial Statements" in the Scudder Investors Trust Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A, No. 333-65661) of our report dated October 16, 2002 on the financial statements and financial highlights of Scudder S&P 500 Stock Fund included in the Annual Report dated August 31, 2002.

                                                 /s/ERNST & YOUNG LLP

                                                 ERNST & YOUNG LLP

Boston, Massachusetts
December 26, 2002